Exhibit 99.3

PARTY CITY HOLDCO INC.

Updated Financial Projections

The accompanying updated financial projections (the “Updated Financial Projections”) were developed by the Debtors’ management (“Management”) to support the feasibility of the Third Amended Joint Chapter 11 Plan of Reorganization of Party City Holdco Inc. and Its Debtor Affiliates dated [•], 2023 (as modified, amended, or supplemented from time to time, the “Plan”)1 pursuant to chapter 11 of the Bankruptcy Code. The Updated Financial Projections are comprised of the operations of the Debtors and their wholly owned subsidiaries, excluding the Anagram Wholly-Owned Subsidiaries. The Updated Financial Projections do not include sale proceeds related to the sale of any subsidiaries.

THE UPDATED FINANCIAL PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY SIGNIFICANTLY FROM THESE UPDATED FINANCIAL PROJECTIONS.

Update of Financial Projections

In accordance with their normal forecasting procedures and in conjunction with their exit financing process, the Debtors recently updated their financial projections. The primary update to the projections is a downward revision in the 2023 comparable store sales year-over-year growth rate from -2.5% to -8.4% to reflect a softness in the stores sales trend that started in early March 2023. The Debtors believe that this downward trend is being caused by broader macroeconomic issues affecting the consumer sentiment and purchasing power and could continue through fiscal year end. The Debtors also believe that comparable store sales will slowly recover and are forecasting an increase of 2% in 2024, and strong growth in 2025 (+6%), 2026 (+4%) and 2027 (+4%). The Updated Financial Projections also incorporate Q1 2023 preliminary actuals, updates based on the latest plan of reorganization, updates for certain operational initiatives, and an updated view of liquidity at emergence. Given the material updates, the Debtors have decided to publish the Updated Financial Projections.

The Debtors’ revised outlook is supported by the views of other public retailers and equity analysts covering these retailers. Many public retailers have seen their 2023 outlook revised downwards over the past several months as systemic inflation, real wage contraction, the cost of consumer credit, and a reduction in savings as percentage of disposable income have put significant pressure on consumer purchasing power. Exhibit 1 summarizes consensus analyst revenue and EPS estimates for the current fiscal year for a broad spectrum of retailers in February and June 2023. On a median basis, fiscal year 2023 revenue estimates declined by 2.9% between February and June of this year, while EPS estimates declined by 10.2%.

These trends are also supported by the overall reduction of retail foot traffic as tracked by Placer.ai. After a strong start to the year, retail traffic began to slow as the first quarter progressed. Placer.ai’s

[1]	Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

quarterly index of retail traffic indicates that overall retail visits fell 4.2% year-over-year during Q1 20232.

Overview of Updated Financial Projections

As a condition to Confirmation, the Bankruptcy Code requires, among other things, that the Debtors demonstrate that Confirmation is not likely to be followed by either a liquidation or the need to further reorganize the Debtors. In connection with developing the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Management and its advisors have, through the development of the Updated Financial Projections, analyzed the Reorganized Debtors’ ability to meet their obligations under the Plan and to maintain sufficient liquidity and capital resources to conduct their businesses. The Updated Financial Projections will also assist each holder of an Allowed Claim in determining whether to vote to accept or reject the Plan. The Updated Financial Projections were prepared in good faith, based upon estimates and assumptions made by Management. The estimates and assumptions in the Updated Financial Projections, while considered reasonable, may not be realized, and are inherently subject to uncertainties and contingencies. They are also based on factors such as industry performance, general business, economic, competitive, regulatory, market and other financial and operational conditions, all of which are inherently difficult to predict and may be beyond the Debtors’ control. Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the actual and projected results may differ, and those actual results may be materially greater or materially less than those contained in the Updated Financial Projections.

No representations can be made as to the accuracy of the Updated Financial Projections or the Debtors’ ability to achieve the projected results. Therefore, the Updated Financial Projections are not a guarantee that actual results that will occur. The Updated Financial Projections are subjective in many respects, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and future developments. The Debtors do not intend to update or otherwise revise the Updated Financial Projections to reflect the occurrence of future events, even in the event that assumptions underlying the Updated Financial Projections are not borne out. The Updated Financial Projections should be read in conjunction with the assumptions and qualifications set forth herein.

In general, as illustrated by the Updated Financial Projections, the Debtors believe they should have sufficient liquidity to pay and service their debt obligations, and to operate their businesses. The Debtors believe that Confirmation and Consummation are not likely to be followed by the liquidation or further reorganization of the Debtors. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code.

THE DEBTORS DID NOT PREPARE THE UPDATED FINANCIAL PROJECTIONS WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN

[2]	Placer.ai Quarterly Index – Q1 2023 (April 2023)

INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS’ INDEPENDENT AUDITOR HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH FINANCIAL PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS, OR CASH FLOWS.

ACCORDINGLY, NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS INTEND TO, AND EACH DISCLAIMS ANY OBLIGATION TO: (A) FURNISH FURTHER UPDATED FINANCIAL PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO ANY OTHER PARTY AFTER THE EFFECTIVE DATE; (B) INCLUDE ANY SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION; OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

The Debtors and their advisors prepared the Updated Financial Projections based on, among other things, the anticipated future financial condition and results of operations of the Debtors using Management’s long range business plan (the “Business Plan”). The Updated Financial Projections of the Debtors cover the fiscal years ending December 2023 through December 2027 (the “Projection Period”).

The Updated Financial Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by August 31, 2023 (the “Effective Date”). Any significant delay of the Effective Date may have a significant negative impact on the operations and financial performance of the Debtors including, but not limited to, an increased risk or inability to meet financial forecasts and the incurrence of higher reorganization expenses.

The Debtors do not intend to further update or otherwise revise the Updated Financial Projections to reflect circumstances that may occur after their preparation, or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

Additional information relating to the principal assumptions used in preparing the Updated Financial Projections is set forth below.

General Assumptions and Methodology

The Debtors are comprised of two primary business lines: (a) retail operations, including owned and franchised stores and e-commerce sales (“Retail”), and (b) consumer products (also referred to as “Wholesale”), which includes design, manufacturing, sourcing, and distribution operations that ultimately result in sales to third-party wholesale customers and retailers, including the PCHI retail business.

The Updated Financial Projections consist of the following unaudited pro forma financial statements: projected consolidated statements of operations, projected consolidated balance sheets, and projected statements of cash flows for each year in the Projection Period. The Updated Financial Projections are based on the Debtors’ Business Plan.

The Updated Financial Projections have been prepared using accounting policies that are materially consistent with those applied in the Debtors’ historical financial statements. The Updated Financial Projections do not reflect the formal implementation of reorganization accounting pursuant to FASB Accounting Standards Codification Topic 852, Reorganizations (“ASC 852”). Overall, the implementation of ASC 852 is not anticipated to have a material impact on the underlying economics of the Plan.

The Updated Financial Projections: (a) are based upon current and projected market conditions in which the Debtors operate; (b) are forecasted by the Debtors’ primary sales channels; (c) assume emergence from chapter 11 on the Effective Date under terms substantially similar to those set forth in the Plan; (d) assume a decrease in store count, related to the closing of stores in connection with the Debtors’ chapter 11 real estate restructuring process; and (e) reflect capital expenditures related to maintenance and growth capital expenditures supporting new retail stores and store formats, remodels, and relocations in combination with investments in technology during the Projection Period. Certain assumptions have not been made to reflect “fresh start” accounting.

Risks Associated with Potential Rejection of the Specified Anagram Agreements

As outlined in the Disclosure Statement, the Required Consenting Noteholders may condition their support for the Plan on either acceptable modifications to or the rejection of the Specified Anagram Agreements. A potential amendment to or rejection of the Specified Anagram Agreements could present significant risks to the Debtors’ brand, sourcing operations, retail store experience, overall sales, and profit, including but not limited to the following:

1)

The Debtors source 99% of their Foil balloon merchandise from the Anagram Wholly-Owned Subsidiaries. The inability to replace or source similar products with the same quality, quantity, design, and pricing would likely have a significant impact on the Debtors’ operational and financial performance;

2)

The Debtors may need to make significant investments and incur significant costs to support a transition to alternate suppliers, assuming alternate suppliers are willing to enter into similar arrangements with the Debtors on commercially reasonable terms or at all;

3)	Alternate suppliers may be less reliable, thus creating potential long-term continuity risk and potential damage to the Debtors’ brand;

4)	A significant amount of the sourcing alternatives may be non-domestic, which may increase supply chain, delivery, cost, and geo-political risks if domestic alternatives are unavailable;

5)	The Debtors may have less control over the sourcing and supply chain of a key product, which could impact store, wholesale, franchise, and e-commerce performance;

6)

The Debtors may not be able to secure distribution licenses from certain brands whose licensing agreements are currently with certain of the Anagram Wholly-Owned Subsidiaries or use the Debtors’ own brand distribution licenses with replacement suppliers;

7)

Due to the loss of access of certain proprietary technology utilized by the Anagram Wholly-Owned Subsidiaries, the Debtors may require an increased quantity of helium, which could adversely impact profitability;

8)	The Debtors could incur potential supply chain delays, increased inventory carrying requirements, and longer lead times which would affect operations and financial performance; and

9)

The Debtors may be unable to enter into comparable intellectual property licensing agreements with the holders of the relevant intellectual property, or with third parties for comparable licenses, on commercially reasonable terms or at all, in which case the Debtors could be forced to re-brand, re-design, or discontinue the sale of certain of our products or services, and increasing other associated costs.

Income Statement Assumptions

Revenue: Consolidated revenue is projected to be approximately $1.8 billion in 2023, $1.8 billion in 2024, $2.0 billion in 2025, $2.1 billion in 2026, and $2.2 billion in 2027.

The Retail sales forecast consists of the Debtors’ retail stores, the Debtors’ temporary store concept (Halloween City), e-commerce, a digital marketplace, and franchised stores, with traditional store revenue accounting for approximately 94% of Retail revenue in 2023 and 89% of Retail revenue in 2027. The retail store revenue forecast includes a decrease in store count related to the closing of stores in connection with the Debtors’ chapter 11 real estate restructuring process. The Halloween City revenue forecast assumes a reduction in 2023 store count, with growth thereafter based on the Debtors’ Halloween real estate strategy.

Wholesale revenues are forecasted based on both the Debtors’ Retail sales forecast and third-party volume assumptions which are impacted by various macroeconomic factors. The 2023 revenues are lower than prior years due to an anticipated declining macroeconomic outlook and an inventory overhang in the Debtors’ Retail business and other third-party customers. Wholesale revenues and growth rates are expected to rebound in the second half of 2024 and beyond as both sales to Retail and third parties increase as customers finish working through their inventory overages.

Cost of Goods Sold & Distribution, Occupancy, and Gross Margin: Cost of goods sold at Wholesale reflects the production costs (i.e., raw materials, labor and overhead) of the Debtors’ manufacturing-produced goods and the direct cost of purchased goods, inventory shrinkage, inventory adjustments, and inbound freight to the Debtors’ manufacturing and distribution facilities. At Retail, cost of goods sold reflects the direct costs of goods purchased from third parties and Wholesale. Retail cost of goods sold also includes inventory shrinkage, inventory adjustments, inbound freight, and depreciation on assets and all logistics costs (i.e., handling and distribution costs) associated with the Debtors’ e-commerce business.

Distribution costs are reflective of outbound freight to transfer goods to the Debtors’ wholesale customers.

Occupancy costs are related to Retail, Wholesale, and manufacturing operations and include items such as rent, common area maintenance, taxes, utilities, repairs, and depreciation. Occupancy costs are forecasted on a GAAP rent basis and reflect assumed closures in the Debtors’ Retail business. Rent/CAM/Taxes are assumed to grow at 3.0% per year through the Projection Period. Forecasted rent includes estimated savings from the lease restructuring process.

Consolidated gross margin improvement is related to reduced freight and raw materials costs, rent savings from the lease restructuring process, increased operating leverage, and “next generation” or NXTGEN remodels, relocations, and new stores.

Operating Expenses: Operating expenses include selling expenses, retail operating expenses, franchise expenses, general and administrative expenses, and art and development costs. Selling expenses primarily include the Wholesale sales function which supports third-party sales efforts. Retail operating expenses principally consist of employee compensation and benefits, advertising, supplies expense and credit card fees. Franchise expenses include costs associated with supporting and delivering goods to the Debtors’ franchised stores. General and administrative expenses include corporate level expenses such as payroll, travel and entertainment, non-Retail occupancy costs, supplies, and other operating costs. Art and development costs are primarily internal costs that are not easily associated with specific designs, some of which may not reach commercial production. Accordingly, the Debtors expense these costs as incurred.

Retail payroll and fringe as a percentage of sales is assumed to increase by approximately 50 bps year-over-year in 2023 due to negative comparable store sales, increase approximately 10 bps year-over-year in 2024 due to a return to a normalized store bonus, decrease approximately 20 bps year-over-year in 2025 due to a strong rebound in comparable store sales, and remain flat as a percentage of sales year-over-year in 2026 and beyond. Other Retail store operating expenses are projected to grow at 2.0% per year, except for advertising and credit card fees which are assumed to be variable with store level revenues.

Franchise expenses are projected to be flat through the projection period, similar to franchise revenues/fees.

Adjusted EBITDA: Adjusted EBITDA reflects earnings from operations and excludes costs related to non-recurring expenses, costs associated with the restructuring, and bankruptcy costs.

Adjusted EBITDA is projected to steadily improve from $91 million in 2023 to $257 million in 2027 due to increased revenues, reduced input costs, closing of unprofitable stores, lease restructuring savings, benefits of operational leverage, and the impact of transforming a significant portion of the Retail business’ traditional store fleet to NXTGEN.

Adjustments to operating income to bridge to Adjusted EBITDA include interest income of a minimal amount assumed in 2023, depreciation and amortization of PP&E/fixed assets and amortization of intangible assets, and other adjustments which are primarily comprised of stock-based compensation expense each year and restructuring related items in 2023.

Interest Expense: Interest expense over the Projection Period is based upon the Debtors’ anticipated capital structure immediately before and following the consummation of the Plan.

Income Tax Expense / (Benefit): Income tax expense is forecasted to be 25% of pretax income.

Chapter 11 Reorganization Costs: Projected chapter 11 reorganization costs through emergence have been incorporated, including projected professional fees, 503(b)(9) claims, and cure costs.

Balance Sheet Assumptions

The projected balance sheet and cash flow statement were developed based upon the Debtors’ existing balance sheet, a forecasted pre-emergence balance sheet adjusted for the impact of the exit transactions, and further adjusted for projected results of operations and cash flows over the Projection Period.

For the periods following the Effective Date, the projected balance sheet reflects a capital structure comprised of the Takeback ABL Loans, Takeback FILO Loans, New Second Lien Notes, and post-emergence equity. The projected balance sheet assumes that all Prepetition ABL Revolver Claims elect to receive Takeback ABL Loans and all Prepetition ABL FILO Claims elect to receive Takeback FILO Loans.

Key assumptions impacting the projected balance sheet are outlined in further detail below. The projected balance sheet does not reflect the impact of “fresh start” accounting, which could result in a material change to the projected values of assets and liabilities.

Accounts Receivable: Forecast based on normalized historical days sales outstanding (DSO) trends on Wholesale third-party sales. Retail credit card receivables are included in Cash and Cash Equivalents.

Inventory: Forecast inventory for 2023 is based on segment level inventory roll forwards with assumptions that are reflective of the Debtors’ purchasing and sales forecast. For years 2024 and beyond, inventory is forecasted using normalized historical and targeted days on hand metrics.

Property, Plant, and Equipment (“PP&E”): Forecast based on Management’s projected Capital Expenditures for new store expansion and maintenance, Wholesale property and equipment maintenance, and IT and other capital projects, reduced by depreciation.

Intangible Assets: Forecast driven by intangible asset amortization projections. No assumed additions to intangible assets.

Debt (Loans and Notes Payable, Current Portion of Long-Term Debt, Long-Term Debt, etc.): For the periods following the Effective Date, the projected balance sheet reflects a capital structure comprised of the Takeback ABL Loans, Takeback FILO Loans, New Second Lien Notes and post-emergence equity. The terms of the Takeback ABL Loans and Takeback FILO Loans are based on the ABL Term Sheet included in the Plan Supplement. The terms of the New Second Lien Notes are based on the New Second Lien Notes Term Sheet included in the Plan Supplement.

Accounts Payable: A/P is forecasted based on normalized days payable outstanding (DPO) trends, with an assumed expansion in DPO to be in line with 2019 – 2021 levels by the end of 2023 and in 2024 and beyond.

Taxes: The potential tax impact from the restructuring has not been assumed in the forecast. Forecasted income taxes are accrued in the Income Taxes Payable account, no cash payments are assumed, and deferred tax assets and liabilities are held flat.3

Other Balance Sheet Accounts: The following other balance sheet accounts were assumed to have no growth or contraction during forecasted Projection Period: prepaid expenses, other assets, and Operating Lease Assets / Liabilities.

Cash Flow Statement & Liquidity Assumptions

The Debtors’ projected statement of cash flows and liquidity were developed based on (i) the Debtors’ projected post-emergence cash and liquidity position under the Plan and based on projected chapter 11 exit costs; and (ii) the Debtors’ projected cash flows and liquidity through the remainder of the Projection Period, considering cash generated by business operations and the capital investment required to support such cash generation. Specific items impacting the cash flow statement projections are included below.

Other Non-Cash Adjustments: Consists of an addback related to projected PIK interest for the New Second Lien Notes.

Gain on Retirement of Debt: Consists of an adjustment for non-cash gains on retirement of debt, consisting of accounts payable and long-term debt retirement consistent with the Plan.

Capital Expenditures: Capital expenditures are primarily driven by a combination of (i) maintenance requirements for all the Debtors’ businesses, (ii) NXTGEN store relocations, remodels, and new stores, and (iii) investments in information technology and other capital projects during the Projection Period. Capital expenditures are presented net of Retail lease tenant improvement allowances.

[3]

The financial projections assume an accrual of income tax expense equal to 25% of pretax income, with no cash payments made in respect of income taxes over the projection period. The Debtors expect that the Party City group’s income tax accrual and income cash tax payments will vary from those assumed in the financial projections. The actual income tax accrual and cash income tax payments will depend on a variety of factors, including economic performance of the Party City group (including non-Debtor affiliates), the impact of the restructuring transactions and any transactions that may occur with respect to Anagram Holdings, LLC and its subsidiaries. The effect that such variables may have on the Party City group’s income tax liability remains uncertain. The Debtors currently estimate a U.S. federal income cash tax liability of the Party City group for tax years 2023-2027 of between approximately $125 million and $180 million in the aggregate, although there can be no assurances that the Party City group’s actual U.S. federal income cash tax liability over such period will fall within this range

Proceeds net of Repayments: Proceeds net of repayments primarily consists of DIP and ABL draws prior to emergence, the conversion of $150 million in DIP Claims into New Second Lien Notes, the $75 million Rights Offering and the repayment of $12 million in DIP Claims.

Borrowing Base Shortfall: The Borrowing Base Shortfall is calculated in accordance with the ABL Term Sheet and is based on the borrowing base projection less the Takeback ABL Loans and Takeback FILO Loans balance, letters of credit, and an availability blocker.

Total Liquidity: Projected total liquidity is reflective of balance sheet cash and cash equivalents less the projected Borrowing Base Shortfall (to the extent applicable) less store cash and credit card receivables.

PARTY CITY HOLDCO INC.

PROJECTED STATEMENT OF OPERATIONS

$USD IN THOUSANDS

(UNAUDITED)

	2023 Forecast	2024 Forecast	2025 Forecast	2026 Forecast	2027 Forecast
Net Sales	$1,765,170	$1,806,452	$1,943,842	$2,058,645	$2,171,779
Royalties and franchise fees	6,799	6,459	6,459	6,459	6,459

Total Revenues	1,771,970	1,812,911	1,950,301	2,065,105	2,178,238
YoY Sales Growth %	-10.7%	2.3%	7.6%	5.9%	5.5%
Retail Store Comp %	-8.4%	2.0%	6.0%	4.0%	4.0%
Cost of goods sold	747,255	726,848	751,112	779,181	814,995
Distribution costs	115,984	117,054	126,404	132,892	139,297
Occupancy	286,405	297,780	319,225	341,262	362,210

Total Cost of Sales	1,149,644	1,141,683	1,196,742	1,253,335	1,316,502
Gross Profit	622,326	671,228	753,560	811,770	861,737
Gross Margin %	35.1%	37.0%	38.6%	39.3%	39.6%
Gross Margin % Excl. Retail Occupancy	51.3%	53.5%	55.0%	55.8%	56.2%
Selling expenses	17,202	16,075	16,276	16,602	16,934
Retail operating expenses	389,092	376,243	397,282	420,312	442,914
Franchise expenses	7,246	7,160	7,159	7,159	7,159
General & administrative expenses	170,681	185,051	189,608	195,023	200,164
Art & development costs	21,177	21,442	21,871	22,308	22,754

Operating Expenses	605,398	605,971	632,197	661,404	689,926
OpEx % of Rev	34.2%	33.4%	32.4%	32.0%	31.7%
Loss on sale of business	—	—	—	—	—
Impairment	(16)	—	—	—	—
Development Stage Expenses	—	—	—	—	—

Operating Income	16,944	65,257	121,363	150,366	171,811
Interest expense, net	68,661	57,592	58,243	62,081	66,962
Other (income) expenses, net	(10,580)	34	34	34	34
Professional Fees & Other RX Items	102,788	—	—	—	—
Gain on retirement of debt	(1,191,647)	—	—	—	—

Pretax Income	1,047,721	7,630	63,085	88,250	104,814
Income tax expense	(33,753)	1,921	15,784	22,075	26,216

Net Income (loss)	1,081,474	5,709	47,301	66,175	78,598
Interest income	77	—	—	—	—
Depreciation and amortization	58,450	61,119	63,224	67,633	72,319
Other adjustments	15,201	12,075	12,438	12,812	13,198

Adjusted EBITDA	$90,672	$138,450	$197,024	$230,811	$257,328
Adj. EBITDA %	5.1%	7.6%	10.1%	11.2%	11.8%

PARTY CITY HOLDCO INC.

PROJECTED BALANCE SHEET

$USD IN THOUSANDS

(UNAUDITED)

	2023 Forecast	2024 Forecast	2025 Forecast	2026 Forecast	2027 Forecast
Cash and cash equivalents	$290,659	$396,631	$512,441	$679,362	$877,266
Accounts receivable, net	52,623	47,663	52,195	55,194	58,178
Inventory, net	491,584	460,076	455,530	448,359	442,604
Prepaid expenses and other current assets	108,209	108,209	108,209	108,209	108,209
Income tax receivable	3,370	3,370	3,370	3,370	3,370

Total Current Assets	946,445	1,015,949	1,131,745	1,294,494	1,489,627
PP&E, net	211,628	224,729	220,056	199,150	168,032
Due from (to) affiliates	(36,497)	(36,497)	(36,497)	(36,497)	(36,497)
Operating lease asset	664,202	664,202	664,202	664,202	664,202
Goodwill	49,922	49,922	49,922	49,922	49,922
Trade names	94,680	94,680	94,680	94,680	94,680
Other intangible assets, net	8,153	6,396	4,895	3,547	2,508
Other assets, net	4,238	4,238	4,238	4,238	4,238

Total Assets	1,942,772	2,023,620	2,133,243	2,273,737	2,436,713

Loans and notes payable	424,393	424,393	424,393	424,393	424,393
Accounts payable	65,687	83,574	85,702	88,973	93,051
Accrued expenses	189,447	204,747	205,085	205,466	205,894
Current portion of operating lease liability	2,719	2,719	2,719	2,719	2,719
Income taxes payable	(34,525)	(32,603)	(16,819)	5,256	31,472

Total Current Liabilities	647,722	682,831	701,081	726,808	757,530
Long-term debt, excluding current portion	232,122	262,915	297,479	336,287	379,872
Long term operating lease liability	747,033	747,033	747,033	747,033	747,033
Deferred tax liabilities	(12,484)	(12,484)	(12,484)	(12,484)	(12,484)
Other Liabilities	22,004	22,004	22,004	22,004	22,004

Total Liabilities	1,636,397	1,702,299	1,755,113	1,819,648	1,893,955

Total stockholder’s equity	306,375	321,322	378,130	454,089	542,758

Total liabilities and stockholder’s equity	$1,942,772	$2,023,620	$2,133,243	$2,273,737	$2,436,713

PARTY CITY HOLDCO INC.

PROJECTED STATEMENT OF CASH FLOWS

$USD IN THOUSANDS

(UNAUDITED)

	2023 Forecast	2024 Forecast	2025 Forecast	2026 Forecast	2027 Forecast
Net Income	$1,081,474	$5,709	$47,301	$66,175	$78,598
Non-cash adjustments:
Depreciation and amortization	58,435	61,119	63,224	67,633	72,319
Amortization of deferred charges	17,582	—	—	—	—
Equity based compensation	276	284	293	302	311
Director Stock Expense	—	248	248	248	248
Performance Stock Unit	4,867	5,013	5,163	5,318	5,478
Restricted Stock Unit	3,585	3,692	3,803	3,917	4,035
Provision for doubtful accounts	(454)	—	—	—	—
(Gain) loss on disposal	8	—	—	—	—
Undistributed (income)/loss in inconsolidated sub	(515)	—	—	—	—
Other non-cash adjustments (PIK)	7,222	30,793	34,564	38,808	43,585
Gain on retirement of debt	(1,191,647)	—	—	—	—
Changes in operating assets and liabilities:
Changes in accounts receivable	9,991	4,961	(4,532)	(3,000)	(2,984)
Changes in inventory	93,517	31,507	4,546	7,171	5,755
Changes in prepaid exp. & other current assets	(54,392)	—	—	—	—
Changes in accounts payable and other liabilities	(14,799)	35,109	18,250	25,727	30,722
Changes in operating lease assets/liabilities	(23,594)	—	—	—	—

Net cash (used in)/provided by operating activities	$(8,444)	$178,435	$172,860	$212,299	$238,066
Capital expenditures	(42,153)	(72,463)	(57,050)	(45,378)	(40,162)
Cash paid in connection with acquisitions, net	12	—	—	—	—

Net cash (used in)/provided by investing activities	$(42,141)	$(72,463)	$(57,050)	$(45,378)	$(40,162)
Proceeds net of repayments	283,811	0	—	—	—
Capital contributions & other	(180)	—	—	—	—

Net cash (used in)/provided by financing activities	$283,631	$0	$(0)	$(0)	$0
Effect of FX rate changes on cash	113	—	—	—	—

Net increase (decrease) in cash	$233,159	$105,972	$115,810	$166,921	$197,904
Cash at beginning of period	57,500	290,659	396,631	512,442	679,362

Cash at end of period	$290,659	$396,631	$512,442	$679,362	$877,267
Balance Sheet Cash and Cash Equivalents	290,659	396,631	512,441	679,362	877,266
Borrowing Base Shortfall (Segregated Cash Account)	(101,299)	(114,063)	(117,591)	(112,281)	(117,277)
Store Cash and Credit Card Receivables	(16,606)	(16,606)	(16,606)	(16,606)	(16,606)

Total Liquidity	$172,754	$265,963	$378,245	$550,475	$743,383

EXHIBIT 1	As of June 16, 2023

FY2023 Revenue and EPS Estimate Revisions: By Company(1)									FY2023 Revenue and Analyst EPS Estimate Revisions: By Sector
			FY2023 Consensus Analyst Revenue Estimates as of ($mm):			FY2023 Consensus Analyst EPS Estimates as of:						June ‘23 vs. February ‘23
Company	Symbol	Segment	Feb-23	Jun-23	% Δ	Feb-23	Jun-23	% Δ	Average % Δ	# Companies	Revenue	EPS
Abercrombie & Fitch Co. Class A	ANF	Apparel/Footwear	3,693	3,821	3.5%	1.81	2.06	13.9%	Home Improvement Chains	4	-3.8%	-1.6%
Boot Barn Holdings, Inc.	BOOT	Apparel/Footwear	1,801	1,704	-5.4%	6.00	4.83	-19.5%	Specialty Stores	13	-3.7%	-53.1%
Columbia Sportswear Company	COLM	Apparel/Footwear	3,571	3,614	1.2%	5.59	5.14	-8.2%	Apparel/Footwear	19	-3.6%	-31.2%
Torrid Holdings, Inc.	CURV	Apparel/Footwear	1,268	1,149	-9.4%	0.60	0.31	-48.5%	Department Stores	4	-2.9%	-6.8%
Designer Brands Inc. Class A	DBI	Apparel/Footwear	3,411	3,149	-7.7%	1.85	1.41	-23.7%	Electronics/Appliance Stores	2	-2.7%	23.3%
Destination XL Group, Inc.	DXLG	Apparel/Footwear	566	546	-3.5%	0.73	0.58	-21.2%	Office Equipment/Supplies	1	-0.6%	-10.0%
Foot Locker, Inc.	FL	Apparel/Footwear	8,299	8,070	-2.8%	4.17	2.04	-51.0%	Discount Stores	4	0.5%	-7.4%
Genesco Inc.	GCO	Apparel/Footwear	2,438	2,279	-6.5%	6.83	2.24	-67.3%	Mass Merchants	2	0.6%	-8.6%
Canada Goose Holdings, Inc.	GOOS	Apparel/Footwear	1,014	1,047	3.3%	1.23	0.98	-20.2%	Off-Price	3	1.1%	-3.9%

Gap, Inc.	GPS	Apparel/Footwear	15,920	14,918	-6.3%	0.76	0.58	-23.2%
Hanesbrands Inc.	HBI	Apparel/Footwear	6,234	6,037	-3.2%	0.93	0.28	-69.4%
Industria de Diseno Textil, S.A.	ITX-MCE	Apparel/Footwear	33,330	35,548	6.7%	1.36	1.58	16.1%
Lululemon Athletica Inc	LULU	Apparel/Footwear	9,165	9,500	3.6%	11.35	11.92	5.0%
Children’s Place, Inc.	PLCE	Apparel/Footwear	1,744	1,568	-10.1%	4.13	0.94	-77.3%
Shoe Carnival, Inc.	SCVL	Apparel/Footwear	1,368	1,219	-10.9%	4.40	3.47	-21.1%
Urban Outfitters, Inc.	URBN	Apparel/Footwear	4,920	5,047	2.6%	2.26	2.81	24.4%
Victoria’s Secret & Company	VSCO	Apparel/Footwear	6,539	6,230	-4.7%	4.98	2.43	-51.2%
Wolverine World Wide, Inc.	WWW	Apparel/Footwear	2,726	2,520	-7.5%	1.57	1.43	-8.5%
Zumiez Inc.	ZUMZ	Apparel/Footwear	978	865	-11.6%	1.40	(0.59)	-142.5%
Dillard’s, Inc. Class A	DDS	Department Stores	6,622	6,740	1.8%	26.96	33.07	22.7%
Nordstrom, Inc.	JWN	Department Stores	15,498	14,771	-4.7%	2.07	2.02	-2.2%
Kohl’s Corporation	KSS	Department Stores	17,692	17,035	-3.7%	3.22	2.39	-25.7%
Macy’s, Inc.	M	Department Stores	24,166	22,965	-5.0%	3.76	2.94	-21.7%
Dollar General Corporation	DG	Discount Stores	40,111	39,350	-1.9%	12.13	10.08	-16.9%
Dollar Tree, Inc.	DLTR	Discount Stores	29,811	30,351	1.8%	7.79	6.10	-21.7%
Five Below, Inc.	FIVE	Discount Stores	3,582	3,556	-0.7%	5.64	5.59	-0.9%
Ollie’s Bargain Outlet Holdings Inc	OLLI	Discount Stores	2,000	2,056	2.8%	2.37	2.61	9.9%
Best Buy Co., Inc.	BBY	Electronics/Appliance Stores	45,622	44,208	-3.1%	6.71	6.07	-9.6%
GameStop Corp. Class A	GME	Electronics/Appliance Stores	5,845	5,706	-2.4%	(0.59)	(0.26)	56.2%
Floor & Decor Holdings, Inc. Class A	FND	Home Improvement Chains	4,901	4,642	-5.3%	3.01	2.64	-12.3%
Home Depot, Inc.	HD	Home Improvement Chains	158,570	152,327	-3.9%	16.84	15.01	-10.9%
Lowe’s Companies, Inc.	LOW	Home Improvement Chains	91,660	87,989	-4.0%	13.92	13.32	-4.3%
Wayfair, Inc. Class A	W	Home Improvement Chains	12,118	11,886	-1.9%	(4.01)	(3.16)	21.1%
Target Corporation	TGT	Mass Merchants	110,917	110,131	-0.7%	9.39	8.24	-12.3%
Walmart Inc.	WMT	Mass Merchants	624,965	636,483	1.8%	6.56	6.23	-4.9%
ACCO Brands Corporation	ACCO	Office Equipment/Supplies	1,923	1,912	-0.6%	1.23	1.11	-10.0%
Burlington Stores, Inc.	BURL	Off-Price	9,549	9,730	1.9%	6.49	5.81	-10.4%
Ross Stores, Inc.	ROST	Off-Price	19,732	19,618	-0.6%	5.04	4.95	-1.7%
TJX Companies Inc	TJX	Off-Price	52,073	53,106	2.0%	3.55	3.56	0.3%
Academy Sports and Outdoors, Inc.	ASO	Specialty Stores	6,716	6,268	-6.7%	7.78	7.01	-9.9%
Bath & Body Works, Inc.	BBWI	Specialty Stores	7,775	7,468	-4.0%	3.66	3.01	-17.9%
Dick’s Sporting Goods, Inc.	DKS	Specialty Stores	12,429	12,819	3.1%	12.05	13.42	11.4%
1-800-FLOWERS.COM, Inc. Class A	FLWS	Specialty Stores	2,108	2,032	-3.6%	0.06	0.16	158.1%
Hibbett Inc	HIBB	Specialty Stores	1,849	1,720	-7.0%	10.61	7.24	-31.8%
JOANN, Inc.	JOAN	Specialty Stores	2,193	2,158	-1.6%	0.33	(2.05)	-719.7%
Sally Beauty Holdings, Inc.	SBH	Specialty Stores	3,720	3,768	1.3%	1.89	1.89	0.3%
Signet Jewelers Limited	SIG	Specialty Stores	7,894	7,172	-9.1%	11.56	9.35	-19.1%
The Container Store Group, Inc.	TCS	Specialty Stores	1,100	896	-18.5%	0.73	0.21	-70.7%
Tractor Supply Company	TSCO	Specialty Stores	15,235	15,243	0.1%	10.53	10.50	-0.3%
Ulta Beauty Inc.	ULTA	Specialty Stores	10,687	11,097	3.8%	24.14	25.15	4.2%
Warby Parker, Inc. Class A	WRBY	Specialty Stores	673	659	-2.1%	0.10	0.11	9.2%
Williams-Sonoma, Inc.	WSM	Specialty Stores	8,532	8,214	-3.7%	14.13	13.59	-3.8%

Median					-2.9%			-10.2%
Average					-2.8%			-25.7%

(1)	Reflects January 31, 2024 fiscal year for companies with January 31 fiscal year end
Source:	FactSet Estimates

Exhibit G

Updated Valuation Analysis

REORGANIZED DEBTORS’ VALUATION ANALYSIS1

THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN. THIS VALUATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION AS REQUIRED BY SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS.

At the Debtors’ request, Moelis & Company LLC (“Moelis”) performed a valuation analysis to estimate the enterprise value of the Reorganized Debtors (the “Enterprise Value”) on a going concern basis.

The valuation analysis set forth herein (this “Valuation Analysis”) is based on information as of the date hereof and is based on the updated financial projections attached as Exhibit F to the Disclosure Statement Supplement prepared by the Debtors’ management (the “Updated Financial Projections”).

Based upon and subject to the review and analysis described herein, and subject to the assumptions, limitations and qualifications described herein, Moelis’ view, as of July 17, 2023, was that the Enterprise Value of the Reorganized Debtors, as of an assumed valuation date, for purposes of Moelis’ valuation analysis, of September 30, 2023 (the “Assumed Valuation Date”), would be in a range between $450 million and $775 million. This analysis is based on the Debtors’ management’s assumption that the Reorganized Debtors will emerge with approximately $513 million of net debt on the balance sheet as of August 31, 2023. After adjusting for net debt, the implied equity value (the “Equity Value”) would be in a range between $0 and $262 million.

Moelis’ views are necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Moelis as of the date of its analysis (July 17, 2023). It should be understood that, although subsequent developments may affect Moelis’ views, Moelis does not have any obligation to update, revise, or reaffirm its analysis or its estimate.

Moelis’ analysis is based, at the Debtors’ direction, on a number of assumptions, including, among other assumptions, that (i) the Debtors will be reorganized in accordance with the Plan, (ii) the Reorganized Debtors will achieve the results set forth in the Debtors’ management’s Updated Financial Projections, disclosed contemporaneously herewith, (iii) the Reorganized Debtors’ capitalization and available cash will be as set forth in the Plan, the Disclosure Statement Supplement, and Updated Financial Projections, (iv) the Specified Anagram Agreements are assumed on their existing terms and the Anagram Wholly-Owned Subsidiaries remain a going

[1]

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Third Amended Joint Chapter 11 Plan Of Reorganization of Party City Holdco Inc. and Its Debtor Affiliates dated July 21, 2023 (as may be amended or modified from time to time and with all exhibits and supplements thereto, the “Plan”).

concern through the projection period, and (v) the Reorganized Debtors will be able to obtain all future financings, on the terms and at the times, necessary to achieve the results set forth in the Updated Financial Projections. Moelis makes no representation as to the achievability or reasonableness of such assumptions. In addition, Moelis assumed that there will be no material change in economic, monetary, market, and other conditions as in effect on, and the information made available to Moelis, as of the Assumed Valuation Date.

Moelis assumed, at the Debtors’ direction, that the Updated Financial Projections prepared by the Debtors’ management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Debtors’ management as to the future financial and operating performance of the Reorganized Debtors. The future results of the Reorganized Debtors are dependent upon various factors, many of which are beyond the control or knowledge of the Debtors, and consequently are inherently difficult to project. The Reorganized Debtors’ actual future results may differ materially (positively or negatively) from the Updated Financial Projections and, as a result, the actual enterprise value and/or equity value of the Reorganized Debtors may be materially higher or lower than the estimated range herein. Among other things, failure to consummate the Plan in a timely manner may have a materially negative impact on the enterprise value and/or equity value of the Reorganized Debtors.

The estimated Enterprise and Equity Values set forth above represent hypothetical enterprise and equity values of the Reorganized Debtors as the continuing operators of the business and assets of the Debtors, after giving effect to the Plan, based on consideration of certain valuation methodologies as described below. The estimated Enterprise and Equity Values in this section do not purport to constitute an appraisal or necessarily reflect the actual market values that might be realized through a sale or liquidation of the Reorganized Debtors, their securities or their assets, which may be materially higher or lower than the estimated value ranges herein. The actual value of an operating business such as the Reorganized Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in various factors affecting the financial condition and prospects of such a business.

In conducting its analysis, Moelis, among other things: (i) reviewed certain publicly available business and financial information relating to the Reorganized Debtors that Moelis deemed relevant (i.e. historical filings, court filings, cleansed information as part of the current Chapter 11 process, etc.); (ii) reviewed Updated Financial Projections, furnished to Moelis by the Debtors; (iii) reviewed the capitalization of the Reorganized Debtors; (iv) conducted discussions with members of senior management and representatives of the Debtors concerning the matters described in clauses (i) and (iii) of this paragraph, as well as their views concerning the Debtors’ business and prospects before giving effect to the Plan, and the Reorganized Debtors’ business and prospects after giving effect to the Plan; (v) reviewed publicly available financial and stock market data for certain other companies in lines of business that Moelis deemed relevant; (vi) reviewed publicly available financial data for certain transactions that Moelis deemed relevant; and (vii) conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate. In connection with its review, Moelis did not assume any responsibility for independent verification of (and did not independently verify) any of the information supplied to, discussed with, or reviewed by Moelis and, with the consent of the Debtors, relied on such information being complete and accurate in all material respects. In addition, at the direction of the Debtors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance- sheet, tax-related or otherwise) of the Reorganized Debtors. Moelis also assumed, with the Debtors’ consent, that the final form of the Plan does not differ in any respect material to its analysis from the final draft of the Plan that Moelis reviewed.

The estimated Enterprise and Equity Values in this section do not constitute a recommendation to any Holder of a Claim or Interest as to how such Holder of a Claim or Interest should vote or otherwise act with respect to the Plan. Moelis has not been asked to and does not express any view as to what the trading value of the Reorganized Debtors’ securities would be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated Enterprise and Equity Values set forth herein does not constitute an opinion as to fairness from a financial point of view to any Holder of a Claim or Interest of the consideration to be received by such Holder of a Claim or Interest under the Plan, if any, or of the terms and provisions of the Plan.

[Remainder of page intentionally left blank]

Valuation Methodologies

In preparing its valuation, Moelis performed a variety of financial analyses and considered a variety of factors. The following is a brief summary of the material financial analyses performed by Moelis, which consisted of (a) a selected publicly traded companies analysis, (b) a selected transactions analysis, and (c) a discounted unlevered cash flow analysis. This summary does not purport to be a complete description of the analyses performed and factors considered by Moelis. The preparation of a valuation analysis is a complex analytical process involving various judgmental determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, and such analyses and judgments are not readily susceptible to summary description. As such, Moelis’ valuation analysis must be considered as a whole. Reliance on only one of the methodologies used, or portions of the analysis performed, could create a misleading or incomplete conclusion as to enterprise value.

A.

Selected Publicly Traded Companies Analysis The selected publicly traded companies analysis is based on the enterprise values of selected publicly traded retail consumer companies that have operating and financial characteristics comparable in certain respects to the Reorganized Debtors. Under this methodology, certain financial multiples that measure financial performance and value are calculated for each selected company and then applied to certain financial metrics for the Reorganized Debtors to imply an enterprise value for the Reorganized Debtors. Moelis used, among other measures, enterprise value (defined as market value of equity, plus book value of debt and book value of preferred stock and minority interests, less cash, subject to adjustments for other items where appropriate) for each selected company as a multiple of such company’s publicly available consensus projected earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for calendar year 2023 and 2024.

Although the selected companies were used for comparison purposes, no selected publicly traded company is either identical or directly comparable to the business of the Reorganized Debtors. Accordingly, Moelis’ comparison of selected publicly traded companies to the business of the Reorganized Debtors and analysis of the results of such comparisons was not purely mathematical, but instead involved considerations and judgments concerning differences in operating and financial characteristics and other factors that could affect the relative values of the selected publicly traded companies and the Reorganized Debtors. The selection of appropriate companies for this analysis is a matter of judgment and subject to limitations due to sample size and the public availability of meaningful market-based information.

B.

Selected Transactions Analysis. The selected transactions analysis is based on the implied enterprise values of companies and assets involved in publicly disclosed merger and acquisition transactions for which the targets had operating and financial characteristics comparable in certain respects to the Reorganized Debtors. Under this methodology, a multiple is derived using the enterprise value of each such target, calculated as the consideration paid and the net debt assumed in the selected precedent transaction relative to a financial metric, in this case EBITDA. Such multiples were then applied to the Reorganized Debtors’ EBITDA projected for the last twelve month period as of March 31, 2023 for which financial results have been publicly announced (“LTM”), as of the forecasted September 2023E LTM EBITDA (reflects approximate, anticipated timing of emergence from bankruptcy and assumed transaction date), and as of the projected next twelve months EBITDA as of March 31, 2023 (“NTM”) to imply an enterprise value for the Reorganized Debtors. Moelis analyzed various merger and acquisition transactions that have occurred in the retail consumer sector since 2018.

Although the selected precedent transactions were used for comparison purposes, no company included in the selected precedent transaction analysis is either identical or directly comparable to the business of the Reorganized Debtors. Accordingly, Moelis’ comparison of selected precedent transactions to the business of the Reorganized Debtors and analysis of the results of such comparisons was not purely mathematical, but instead involved considerations and judgments concerning differences in operating and financial characteristics and other factors that could affect the relative values implied by the selected precedent transactions analysis and the Reorganized Debtors. The selection of appropriate transactions for this analysis is a matter of judgment and subject to limitations due to sample size and the public availability of meaningful market-based information.

C.

Discounted Unlevered Cash Flow Analysis. The discounted cash flow (“DCF”) analysis is a valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business plus a present value of the estimated terminal value of that asset or business. Moelis’ DCF analysis used the Updated Financial Projections’ estimated debt-free, after-tax free cash flows through December 31, 2027. These cash flows were then discounted at a range of estimated weighted average costs of capital (“Discount Rate”) for the Reorganized Debtors. In determining the estimated terminal value of the Reorganized Debtors, Moelis utilized the perpetuity growth rate method which estimates a range of values for the Reorganized Debtors at the end of the Projection Period based on applying a range of growth rates to final year unlevered free cash flow. In estimating a range of perpetuity growth rates for its DCF analysis, Moelis took into account the limited incremental processing capacity of the Reorganized Debtors’ facilities, the highly contractual nature of the Reorganized Debtors’ business, and long-term secular declines in key end-uses for certain of the products of the Reorganized Debtors.

To determine the Discount Rate, Moelis used the estimated cost of equity and the estimated after-tax cost of debt for the Reorganized Debtors, assuming a targeted, long-term, debt-to-total capitalization ratio (based on debt-to-capitalization ratios of the selected publicly traded companies and the proposed capital structure contemplated by the Plan. Moelis calculated the cost of equity based on (i) the capital asset pricing model, which assumes that the expected equity return is a function of the risk-free rate, equity risk premium, and the correlation of the stock performance of the selected publicly traded companies to the return on the broader market, and (ii) an adjustment related to the estimated equity market capitalization of the Reorganized Debtors, which reflects the historical equity risk premium of small, medium, and large equity market capitalization companies. Moelis utilized Debtors’ management’s assumptions in determining a go-forward blended tax rate. Moelis calculated the cost of debt utilizing its judgment and based on the size, industry, and end-uses for the Reorganized Debtors and on corporate credit spreads in the current market environment. In addition, Moelis sensitized certain assumptions in the projection period, including Adjusted EBITDA Margin and Gross Margin relative to historical levels and reviewed the impact on the implied DCF valuation ranges.

Reorganized Debtors—Valuation Considerations

The estimated Enterprise Value and Equity Value in this section is not necessarily indicative of actual value, which may be significantly higher or lower than the ranges set forth herein. Accordingly, none of the Debtors, Moelis or any other person assumes responsibility for the accuracy of such estimated Enterprise Value. Depending on the actual financial results of the Debtors or changes in the economy and the financial markets, the equity value of the Reorganized Debtors as of the Assumed Valuation Date may differ from the estimated Equity Value set forth herein. In addition, the market prices, to the extent there is a market, of Reorganized Debtors’ securities will depend upon, among other things, prevailing interest rates, conditions in the economy and the financial markets, the investment decisions of prepetition creditors receiving such securities under the Plan (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors that generally influence the prices of securities.